Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

Los Angeles, California (February 28, 2007) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the year ended December 31, 2006, the Company reported consolidated revenues of $571.3 million compared with $604.2 million in 2005. Revenues for the Company’s Cable and Satellite and Consumer Electronics segments increased 11% and 13% respectively, versus 2005. Consolidated revenues for the fourth quarter of 2006 were $145.0 million, an increase of 12% versus the prior year’s quarter.

Operating income for 2006 was $66.9 million, which included depreciation and amortization charges of $33.2 million, compared with an operating loss of $(35.7) million for 2005, which included depreciation and amortization charges of $29.2 million. The Company’s 2006 operating income was positively impacted by increased revenues in most of the Company’s business units and the reversal of accrued expenses due to the resolution of matters associated with two former officers of the Company, primarily in the fourth quarter.

Net income for 2006 was $72.5 million, or $0.17 per share, compared with a net income of $54.8 million, or $0.13 per share in 2005. Net income for 2006 included the positive impact of $42.2 million related to the resolution of disputes involving two former officers of the Company. Net income for 2005 included the positive impact of $34.2 million from the Company’s discontinued SkyMall operations, and the recognition of a $40.4 million income tax benefit from continuing operations.

Rich Battista, Gemstar-TV Guide CEO, commented, “We had a very productive fourth quarter, which finished off a solid year for the Company. In 2006, we were highly focused on improving performance in all of our businesses while building on the value of our assets. Signaling the growing importance of our intellectual property, both internationally and in emerging platforms, we signed new licensing agreements with industry leaders like BSkyB and Yahoo. TV Guide Magazine finished 2006 with a better than expected performance, and the year marked an end to an unfortunate chapter in the company’s history when we concluded disputes with two former corporate officers.”

Mr. Battista continued, “In 2006, we created a product development and technology group to focus on developing cross-platform, next generation guidance tools and services for both traditional and digital media platforms, and we expect to bring new products to market in 2007. In today’s increasingly complex media landscape that has swiftly moved beyond linear television, our company’s multi-platform strategy is well-timed. As a result, we are well positioned for growth and I am confident we will succeed in continuing to build value for our shareholders.”

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

2006 COMPANY HIGHLIGHTS

•	Expanded patent licensing business internationally and to emerging platforms by signing new agreements with British Sky Broadcasting plc. in the UK, Presentcast in Japan, and Yahoo! worldwide.

•	Entered into IPG license agreements with major customers including Charter Communications, Cox Communications, Panasonic, Philips, and Samsung.

•

Established cross-platform product development and technology group to focus on next generation guidance products and services, expanding innovation and creating new offerings for emerging digital platforms.

•	Significantly expanded footprint in digital platforms including Online, Broadband, VOD and Mobile.

-

Re-launched www.tvguide.com; increased average monthly unique users by 20% to 3.1 million and annual page views by 36% to 676 million; acquisitions made with sites having an aggregate of 1.2 million average monthly unique users.

-	TV Guide Broadband signed content distribution agreements with AOL, Google and Brightcove.

-	TV Guide SPOT increased distribution by 69% to 26 million digital homes.

-	TV Guide Mobile signed agreements with Cingular, Sprint, and Verizon.

•	Reduced losses at TV Guide Magazine to $44 million, lower than our previous projections; latest MRI estimated weekly readership at 21.3 million, significantly higher than projected.

•	Resolved legacy legal issues with two former officers, resulting in $42 million positive impact to earnings.

FOURTH QUARTER AND FULL YEAR 2006 SEGMENT FINANCIAL PERFORMANCE

The schedule below reflects Gemstar-TV Guide’s performance for the fourth quarters of 2006 and 2005 and for the years ended December 31, 2006, and 2005 by segment. The following segment information is presented and reconciled to consolidated income (loss) from continuing operations before income taxes. Certain prior period amounts, including the results of discontinued operations, have been reclassified to conform to the current presentation. More detailed information is contained in the Company’s Form 10-K for the year ended December 31, 2006, which was filed with the Securities Exchange Commission earlier today.

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)

(In thousands)

	Three Months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Cable and Satellite:
Revenues	$80,725	$69,839	$302,183	$271,813
Operating expenses(2)	42,257	43,182	168,473	163,448

Adjusted EBITDA(3)	38,468	26,657	133,710	108,365

Publishing:
Revenues	41,222	37,303	162,087	237,900
Operating expenses, exclusive of lease settlement (2)	54,405	80,331	208,382	331,343

Adjusted EBITDA(3)	(13,183)	(43,028)	(46,295)	(93,443)

Consumer Electronics:
Revenues	23,039	22,226	106,984	94,479
Operating expenses(2)	17,069	14,259	57,757	54,296

Adjusted EBITDA(3)	5,970	7,967	49,227	40,183

Corporate:
Operating expenses, net(2)	(8,589)	18,933	34,567	61,455

Adjusted EBITDA(3)	8,589	(18,933)	(34,567)	(61,455)

Consolidated:
Revenues	144,986	129,368	571,254	604,192
Operating expenses (2)	105,142	156,705	469,179	610,542

Adjusted EBITDA(3)	39,844	(27,337)	102,075	(6,350)

Stock compensation	(564)	(38)	(2,027)	(132)
Depreciation and amortization	(8,194)	(8,155)	(33,181)	(29,184)

Operating income (loss)	31,086	(35,530)	66,867	(35,666)
Interest income, net	8,036	4,564	26,602	15,544
Other income, net	420	661	757	337

Income (loss) from continuing operations before income taxes	$39,542	$(30,305)	$94,226	$(19,785)

(1)	Segment information is presented and reconciled to consolidated income (loss) from continuing operations before income taxes in accordance with SFAS No. 131. Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.
(2)	Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)	Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Cable and Satellite

•

Revenues for the fourth quarter ended December 31, 2006 were $80.7 million, an increase of 16% versus the prior year’s quarter. The increase was due to revenue increases of 28% at TV Guide Interactive, 18% at TVG Network, and 4% at TV Guide Channel.

•	Adjusted EBITDA in the fourth quarter increased to $38.5 million, a 44% increase, versus the prior year’s quarter due to the increase in revenues noted above.

•

Revenues for the full year ended December 31, 2006 were $302.2 million, which represented 53% of the Company’s total revenue. Revenues for 2006 increased 11% from revenues of $271.8 million in 2005. This was primarily due to: a 20% increase in TV Guide Interactive revenue; an 11% increase in TVG Network revenue due to increased wagering and licensing fees; and a 4% increase in TV Guide Channel revenue, primarily attributable to increased CPMs in national advertising revenue.

•

Adjusted EBITDA in 2006 increased to $133.7 million, a 23% increase versus 2005. This was largely due to increased revenues mentioned above, offset primarily by anticipated higher programming and marketing expenses at the TV Guide Channel.

Publishing

•

Revenues for the fourth quarter ended December 31, 2006 were $41.2 million, an increase of 11% versus the prior year’s quarter. The increase was primarily due to an advertising revenue increase at TV Guide magazine. TV Guide Online increased revenues 36% versus the prior year’s quarter, driven by stronger advertising.

•

Negative adjusted EBITDA in the fourth quarter was $(13.2) million, a 69% improvement versus the prior year’s quarter. This was primarily due to the increase in revenues noted above, and lower cost of production and operating expenses. In addition, the fourth quarter ended December 31, 2005, included $8.4 million in operating and shut-down costs related to the former Inside TV magazine.

•

Revenues for the full year ended December 31, 2006 were $162.1 million, which represented 28% of the Company’s total revenue. Revenues for 2006 decreased 32% from revenues of $237.9 million in 2005. This was primarily due to anticipated decreases in advertising and circulation revenues as a result of launching the full-size magazine.

•

Negative adjusted EBITDA in 2006 was reduced to $(46.3) million, an improvement of 50%, or $47.1 million, versus 2005. This substantial improvement was largely due to reduced expenses at TV Guide magazine resulting from the lower circulation base and the absence of $32.4 million in expenses related to the former Inside TV magazine.

Consumer Electronics

•

Revenues for the fourth quarter ended December 31, 2006 were $23.0 million, an increase of 4% versus the prior year’s quarter. The increase was primarily due to a 55% increase in IPG Patent License revenues and a 28% increase in IPG Technology revenues, offset by a 44% decrease in VCR Plus+ revenues.

•	Adjusted EBITDA in the fourth quarter decreased to $6.0 million, a 25% decline versus the prior year’s quarter. The decrease was primarily due to decreased VCR Plus + revenues.

•

Revenues for the full year ended December 31, 2006 were $107.0 million, which represented 19% of the Company’s total revenue. Revenues for 2006 increased 13% from revenues of $94.5 million in 2005. This increase was primarily due to a 55% increase in IPG patent revenues and a 46% increase in IPG Technology revenues. Partially offsetting this was a 15% decrease in VCR Plus+ revenues, due to a reduction in units shipped that incorporate VCR Plus+ technology, including the absence of reported units shipped from two manufacturers during most of 2006.

•	Adjusted EBITDA in 2006 increased to $49.2 million, a 23% increase versus 2005, principally due to the revenues noted above.

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Corporate

•

Adjusted EBITDA in the fourth quarter was $8.6 million compared with adjusted EBITDA of negative $(18.9) million in the prior year’s quarter. This improvement was primarily due to the reversal of $29.5 million in accrued expenses resulting from a favorable ruling on the Company’s arbitration with Mr. Yuen, a former officer of the Company.

•

Adjusted EBITDA in 2006 was negative $(34.6) million compared with an adjusted EBITDA of negative $(61.5) million in 2005. This improvement was primarily due to the reversal of $40.1 million in accrued expenses relating to Ms. Leung and Mr. Yuen, two former officers of the Company, offset by increased strategic initiatives spending.

CASH & LIQUIDITY

•

The Company reported full year positive operating cash flow of $76 million, an increase of $198 million over 2005 due to an increase in operating income and income tax refunds in the current year versus payments in the prior year.

•

At December 31, 2006, the Company’s cash, cash equivalents and current marketable securities were $513.6 million, excluding restricted cash of $31.8 million, an increase of $39.2 million versus the year ended December 31, 2005. Outstanding short- and long-term debt, made up entirely of capital lease obligations, were $12.7 million, compared with $13.3 million at year end 2005.

CONFERENCE CALL

Gemstar-TV Guide will host a conference call with the financial community today, Wednesday, February 28, 2007 at 2:00 p.m. PST (5:00 p.m. EST). Rich Battista, chief executive officer, and Bedi A. Singh, chief financial officer, will present management’s review of the fourth quarter and full year 2006, followed by a question and answer period.

The conference call will be available on conference call lines and will be Web cast. Investors and analysts may connect to the call by dialing (800) 299-7635 (domestic) or (617) 786-2901 (international). The pass code is “76088908”. To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “84969214”. An audio archive will also be hosted on the Company’s investor relations Web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile; the impact of competitive products, services and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Spot and TV Guide Mobile are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

Financial Tables Follow

# # #

Contacts:

Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
323-817-4600	212-852-7336

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$464,637	$465,131
Restricted cash	31,814	39,484
Marketable securities	48,938	9,253
Receivables, net	73,786	77,230
Deferred tax assets, net	13,491	21,305
Current income taxes receivable	49,588	50,204
Other current assets	18,329	29,348

Total current assets	700,583	691,955
Property and equipment, net	68,182	51,127
Indefinite-lived intangible assets	61,921	61,800
Finite-lived intangible assets, net	92,340	107,638
Goodwill	260,503	259,524
Income taxes receivable, long-term	22,731	55,629
Deferred tax assets, long-term	3,141	10,143
Other assets	14,336	21,866

	$1,223,737	$1,259,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,392	$29,111
Accrued liabilities	104,259	166,285
Income taxes payable	—	3,259
Current portion of capital lease obligations	605	558
Current portion of deferred revenue	128,516	139,913

Total current liabilities	265,772	339,126
Long-term capital lease obligations, less current portion	12,111	12,715
Deferred revenue, less current portion	368,950	425,286
Other liabilities	123,779	109,349
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share; authorized 2,350,000 shares; 433,759 shares issued and 427,889 shares outstanding at December 31, 2006; 433,759 shares issued and 426,162 shares outstanding at December 31, 2005	4,337	4,337
Additional paid-in capital	8,456,117	8,465,785
Accumulated deficit	(7,950,421)	(8,022,885)
Accumulated other comprehensive income, net of tax	665	477
Treasury stock, at cost; 5,870 shares at December 31, 2006 and 7,597 shares at December 31, 2005	(57,573)	(74,508)

Total stockholders’ equity	453,125	373,206

	$1,223,737	$1,259,682

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
Revenues:
Cable and Satellite	$80,725	$69,839	$302,183	$271,813
Publishing	41,222	37,303	162,087	237,900
Consumer Electronics	23,039	22,226	106,984	94,479

	144,986	129,368	571,254	604,192
Operating Expenses:
Cable and Satellite	42,433	43,182	169,104	163,448
Publishing	54,502	80,331	208,732	331,343
Consumer Electronics	17,112	14,259	57,936	54,296
Corporate	(8,341)	18,971	35,434	61,587

Operating expenses, exclusive of expenses shown below	105,706	156,743	471,206	610,674
Depreciation and amortization	8,194	8,155	33,181	29,184

	113,900	164,898	504,387	639,858

Operating income (loss)	31,086	(35,530)	66,867	(35,666)
Interest income, net	8,036	4,564	26,602	15,544
Other income, net	420	661	757	337

Income (loss) from continuing operations before income taxes	39,542	(30,305)	94,226	(19,785)
Income tax expense (benefit)	7,731	(13,512)	21,762	(40,395)

Income (loss) from continuing operations before taxes	31,811	(16,793)	72,464	20,610

Discontinued operations:
Income from discontinued operations	—	3,347	—	8,394
Gain on disposal of discontinued operations	—	43,169	—	43,169
Income tax expense	—	17,049	—	17,358

Income from discontinued operations	—	29,467	—	34,205

Net income	$31,811	$12,674	$72,464	$54,815

Basic and diluted per share:
Income (loss) from continuing operations	$0.07	(0.04)	$0.17	$0.05
Income from discontinued operations	0.00	0.07	—	0.08

Net income	$0.07	$0.03	$0.17	$0.13

Weighted average shares outstanding:
Basic	426,305	426,162	426,219	425,366
Diluted	426,420	426,264	426,288	426,240

See accompanying Notes to Consolidated Financial Statements in Form 10-K.

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$72,464	$54,815
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,181	30,140
Deferred income taxes	14,816	(55,859)
Gain on disposal of discontinued operations	—	(43,169)
Stock compensation expense	2,027	132
Other	3,995	4,846
Changes in operating assets and liabilities:
Receivables	4,010	28,107
Restricted cash	7,670	(604)
Income taxes	30,255	(40,475)
Other assets	14,958	6,939
Accounts payable, accrued liabilities and other liabilities	(39,236)	(31,167)
Deferred revenue	(67,733)	(75,406)

Net cash provided by (used in) operating activities	76,407	(121,701)

Cash flows from investing activities:
Purchases of minority interests and investments	(3,242)	—
Proceeds from dispositions of businesses	—	43,257
Purchases of marketable securities	(103,285)	(22,932)
Sales and maturities of marketable securities	63,585	25,099
Proceeds from sale of assets	9	144
Additions to property and equipment	(33,803)	(22,093)

Net cash (used in) provided by investing activities	(76,736)	23,475

Cash flows from financing activities:
Repayments of capital lease obligations	(557)	(516)
Proceeds from exercise of stock options	226	5,662
Excess tax benefit from exercise of stock options	19	—

Net cash (used in) provided by financing activities	(312)	5,146

Effect of exchange rate changes on cash and cash equivalents	147	(318)

Net decrease in cash and cash equivalents	(494)	(93,398)
Cash and cash equivalents at beginning of period	465,131	558,529

Cash and cash equivalents at end of period	$464,637	$465,131

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$14,232	$93,643
Cash received from income tax refunds	52,434	—
Cash paid for interest	1,043	1,085

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

ADDITIONAL SEGMENT REVENUE INFORMATION:

Cable and Satellite Revenue by Business Unit (in thousands):

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
TV Guide Channel	$32,233	$30,914	$1,319	4.3%	$129,249	$124,064	$5,185	4.2%
TV Guide Interactive	31,999	25,060	6,939	27.7%	115,380	96,115	19,265	20.0%
TVG Network	16,365	13,831	2,534	18.3%	57,175	51,552	5,623	10.9%
Other	128	34	94	276.5%	379	82	297	362.2%

Total	$80,725	$69,839	$10,886	15.6%	$302,183	$271,813	$30,370	11.2%

Publishing Revenue by Business Unit (in thousands):

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
TV Guide Magazine (1)	$36,715	$34,878	$1,837	5.3%	$149,929	$229,580	$(79,651)	(34.7)%
TV Guide Online	3,015	2,223	792	35.6%	10,246	8,006	2,240	28.0%
Other	1,492	202	1,290	638.6%	1,912	314	1,598	508.9%

Total	$41,222	$37,303	$3,919	10.5%	$162,087	$237,900	$(75,813)	(31.9)%

(1)	TV Guide magazine revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters.

Consumer Electronics Revenue by Business Unit (in thousands):

	Three months ended December 31,		Change		Full Year ended December 31,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
IPG Patent Licensing	$10,592	$6,829	$3,763	55.1%	$39,650	$25,606	$14,044	54.8%
IPG Technology	5,719	4,481	1,238	27.6%	25,506	17,451	8,055	46.2%
VCR Plus +	5,169	9,238	(4,069)	(44.0)%	36,237	42,375	(6,138)	(14.5)%
Other	1,559	1,678	(119)	(7.1)%	5,591	9,047	(3,456)	(38.2)%

Total	$23,039	$22,226	813	3.7%	$106,984	$94,479	$12,505	13.2%

GEMSTAR-TV GUIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

ADDITIONAL SEGMENT OPERATING STATISTICS:

Cable and Satellite Operating Statistics

	As of December 31,
	2006	2005
Subscriber Data (in thousands) (1)
TV Guide Channel	79,717	77,353
TVG Network	19,400	18,000
Domestic Cable and Satellite Technology Licenses	49,461	40,467
International Cable and Satellite Technology Licenses	9,534	1,100

(1) Subscriber data represents:

•	Nielsen households for TV Guide Channel

•	Domestic households for TVG Network are based primarily on information provided by distributors

•

Domestic Cable and Satellite Technology Licenses is the number of subscribers that receive either our IPG or another party’s IPG provided under a patent license agreement from us, based upon information reported by cable and satellite providers.

•

International Cable and Satellite Technology Licenses in the number of subscribers that receive either our IPG or another party’s IPG provided under a patent license agreement from us, based upon information reported by cable and satellite providers.

Publishing Operating Statistics:

(in thousands)	Q4, 2006	Q4, 2005	2006	2005
TV Guide Magazine circulation (1):
Newsstand (2)	257	401	285	330
Subscriptions	2,789	4,575	3,089	5,486
Sponsored/arrears	236	604	133	2,408

	3,282	5,580	3,507	8,224
tvguide.com Unique Users (3)	3,620	2,833	3,099	2,589

(1)	Average weekly circulation for the quarter and year ending December 31. 2005 quarter and annual numbers include 11 weeks of the new full-sized TV Guide magazine.
(2)	Current period numbers include an estimate for returns. Prior period numbers are restated to reflect actual returns.
(3)	Average monthly unique users as measured by Nielsen/Net Ratings